News Release

Contact: Mike Madden

Vice President & CFO

(731) 668-2444

KIRKLAND’S REPORTS SECOND QUARTER SALES
Sets Dates for Earnings Release and Conference Call

JACKSON, Tenn. (August 3, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week period ended July 29, 2006.

Net sales for the second quarter ended July 29, 2006, increased 4.8% to $91.0 million from $86.8 million for the second quarter ended July 30, 2005. Comparable store sales for the second quarter of fiscal 2006 decreased 9.0% compared to a 10.2% decrease in the prior year quarter. Comparable store sales in mall stores declined 10.7% while comparable store sales in off-mall stores declined 5.5%. The Company opened nine stores and closed five stores during the quarter.

Net sales for the 26-week period ended July 29, 2006, increased 7.0% to $183.6 million from $171.5 million for the 26-week period ended July 30, 2005. Comparable store sales for the 26 weeks ended July 29, 2006, decreased 7.1% compared with a 10.3% decrease in the prior-year period. Comparable store sales in mall stores declined 8.8% while comparable store sales in off-mall stores declined 3.3%. The Company opened 19 stores and closed 24 stores during the 26-week period.

Based on these results, the Company expects to report a net loss for the second quarter of $0.30 to $0.32 per diluted share, including a one-time charge of $0.02 per share related to an agreement entered into during the quarter with the Company’s Chief Executive Officer, Robert Alderson, providing for certain compensatory and health benefits which take effect if and when Mr. Alderson no longer works for the Company.

Commenting on the announcement, Mr. Alderson said, “We were disappointed with our sales results for the quarter; however, we continued to make progress clearing unproductive merchandise, reducing SKUs, and transitioning our merchandise assortments for the future. Customer traffic was down during the quarter, offset partly by an increase in the average ticket. While the sales environment in the home décor sector remains difficult and macroeconomic factors are challenging, we have managed inventory levels well. We remain confident that our merchandising initiatives will lead to better merchandise content as we move through the fall and into 2007.”

Kirkland’s plans to issue its earnings release for the second quarter before the market opens on August 29, 2006, and will host a conference call on August 29, 2006, at 11:00 a.m. EDT. During the call, the Company will discuss its results of operations for the second quarter of fiscal 2006 and its outlook for fiscal 2006. The number to call for this interactive teleconference is (913) 981-5572. A replay of the conference call will be available through September 5, 2006, by dialing (719) 457-0820 and entering the confirmation number, 4435797.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=34412 on August 29, 2006, beginning at 11:00 a.m. EDT. The online replay will follow shortly after the call and continue through September 12, 2006.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 342 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2006. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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